SCHEDULE 14C INFORMATION

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Calvert Variable Series, Inc.
Balanced Portfolio

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CALVERT VARIABLE SERIES, INC.

SOCIAL BALANCED PORTFOLIO

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

INFORMATION STATEMENT

REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Variable Series, Inc. Social Balanced Portfolio (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), the Fund's investment advisor may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor(s) best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information (dated April 30, 2004) for the Fund, and following a change in the management of the Fund with the replacement of Brown Capital Management by New Amsterdam Partners as a subadvisor to the Fund, the Fund is providing information about this new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about July 30, 2004.

Shareholders of the Fund of record at the close of business on May 31, 2004 ("record date") are entitled to receive this Information Statement.

As of May 31, 2004, the following shareholders owned of record 5% or more of the shares of the Fund:

Keynote Series Account	Hartford Life Insurance Co.	NYLIAC Variable Annuity
Attn: Michael Marshall	Separate Account	Separate Account -I
c/o Investors Bank & Trust Co.	Attn: David Ten Broeck	NYLIM Center, Attn: Ashesh Upadhyay
Mail Code MON 60	200 Hopmeadow Street	169 Lackawanna Avenue
P.O. Box 9130	Simsbury, CT 06089-9793	Parsippany, NJ 07054
Boston, MA 02117-9130	owns 6.37%	owns 13.04%
owns 5.83%

Metropolitan Life Insurance Co.	Mutual of America TVIF Fund	ING Life Insurance and Annuity Co.
Securities Accounting & Admin	S/A #2	151 Farmington Avenue
485 E. U.S. Highway 1 South, 4th Floor	320 Park Avenue, 8th Floor	Hartford, CT 06156-0001
Iselin, NJ 08830	New York, NY 10022-6839	owns 18.93%
owns 13.59%	owns 15.05%

Background. CAMCO serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Acacia Mutual Holding Company.

The Advisor manages the fixed income portion of the Fund, and has traditionally contracted out investment subadvisory services for management of the equity portion of the Fund. Brown Capital Management ("Brown") and SSgA Funds Management, Inc. ("SSgA FM") jointly manage the equity portion of the Fund. Under the respective investment subadvisory agreements, the subadvisors furnish to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities.

Brown has been a subadvisor to the Fund since March 2002, managing a portion of its equity assets. The current investment subadvisory agreement with Brown as it relates to the Fund is dated March 8, 2002. Under the subadvisory agreement, Brown receives a fee from the Advisor of 0.25% of the portion of the Fund's average daily net assets it managed. Brown's principal business address is 1201 North Calvert Street, Baltimore, Maryland 21202.

SSgA FM has been a subadvisor to the Fund since March 2002, managing a portion of its equity assets. The current investment subadvisory agreement with SSgA FM as it relates to the Fund is dated March 15, 2002. Under the subadvisory agreement, SSgA FM receives a fee from the Advisor of 0.25% of the portion of the Fund's average daily net assets it managed. SSgA FM's principal business address is Two International Place, Boston, MA 02110.

For the Fund's fiscal year ended December 31, 2003, the following advisory/subadvisory fees were paid:

Advisor/Subadvisor	Fees Paid

CAMCO	$1,476,256
Brown	$151,920
SSgA FM	$360,681

At a meeting of the Board of Directors held on June 10, 2004, acting pursuant to the exemptive order discussed above, the Board terminated Brown as a subadvisor to the Fund effective June 30, 2004. Consistent with the approach taken in making management changes to the Fund in 2002, Calvert’s equity oversight management team is seeking an improved manager mix for the equity portion of the Fund. The goal is to maximize portfolio returns at a reduced level of risk, measured by tracking error, by using a better blend of large cap core equity investment managers. After extensive analysis, the Advisor determined that the existing portfolio contained a growth bias that induced risk for which the Fund’s shareholders were not receiving commensurate reward. It determined that State SSgA FM and its successful enhanced index strategy should be retained as a stable core component for the Fund. Brown’s growth-at-a-reasonable-price (GARP) process was the primary source of the growth bias in the Fund so the focus of the search was to find a more core-oriented manager that was not excessively correlated to SSgA FM. After careful consideration by the Advisor of the many candidates, the Advisor recommended, and the Board selected, New Amsterdam Partners LLC to join SSgA FM in managing the equity portion of the Fund. CAMCO will continue to manage the fixed income portion of the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund’s shareholders.

Investment Subadvisor. New Amsterdam Partners LLC manages a portion of the equity investments of the Fund. New Amsterdam had $3 billion in assets under management as of May 31, 2004. New Amsterdam is a Delaware Limited Liability Company.

The portfolio management team is headed by the firm’s founder and majority owner, Michelle Clayman, CFA. Ms. Clayman founded the firm in 1986. Prior to starting the firm she was employed by Salomon Brothers as a Vice President and Supervisory Analyst in the Equity Research Department. She holds a degree in Philosophy, Politics and Economics from Oxford and an MBA from Stanford. She is also an active member of the Society of Quantitative Analysts and the Institute of Chartered Financial Analysts.

Nathaniel Paull, CFA, is a Senior Portfolio Manager who has been a member of the investment team since 1996. Mr. Paull earned a B.A. in Economics from the University of Hartford and an MBA in Finance from New York University. Prior to joining the firm, Mr. Paull was a portfolio manager at Brown Brothers Harriman & Co.

New Amsterdam’s principal business address is 475 Park Avenue South, New York, NY 10016, and its principal executive officers are as follows:

Name and Title	Principal Occupation

Michelle Clayman, CFA, Managing Partner and Chief Investment Officer	Investment Management
Nathaniel Paull, CFA, Partner and Senior Portfolio Manager	Investment Management
Christopher Bowen, Partner and Head of Operations	Investment Management

The Fund's investment objective and policies have not changed as a result of the change described above. The Fund seeks to achieve a competitive total return through an actively managed portfolio of stocks, bonds and money market instruments which offer income and capital growth opportunity and which satisfy the investment and social criteria.

The Fund typically invests about 60% of its assets in stocks and 40% in bonds or other fixed-income investments. Stock investments are primarily common stock in large-cap companies, while the fixed-income investments are primarily a wide variety of investment grade bonds.

The Fund invests in a combination of stocks, bonds and money market instruments in an attempt to provide a complete investment portfolio in a single product. The Advisor rebalances the portfolio quarterly to adjust for changes in market value. The Fund is, primarily, a large cap core U.S. domestic portfolio, although it may have other investments, including some foreign stocks and mid-cap stocks. The equity portion of the Fund seeks companies that have the potential to outperform the market through exceptional growth and/or valuation improvement. The fixed income portion reflects an active trading strategy, seeking total return, and focuses on a duration target approximating the Lehman Aggregate Bond Index.

Investment Subadvisory Agreement.The Investment Subadvisory Agreement (the "Subadvisory Agreement") between the Advisor and New Amsterdam contains the same material terms as govern the Advisor's arrangement with SSgA FM. New Amsterdam’s fee for subadvisory services is paid by the Advisor. Under the Subadvisory Agreement, New Amsterdam receives a fee, payable monthly, of 0.25% of the net assets its manages.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.